EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sunset Brands, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated April 19, 2006 on our audit of the financial statements of Sunset Brands, Inc. and subsidiaries, as of and for the years ended December 31, 2005 and 2004, which report is included in the Annual Report on Form 10-KSB for the year ended December 31, 2005 previously filed by Sunset Brands, Inc. with the Securities and Exchange Commission.

We also consent to the use of our name and the reference to us in the “Experts” section of this registration statement.

HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
June 19, 2006